Exhibit 99

N E W S

April 20, 2004 Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614 FOR IMMEDIATE RELEASE

First Indiana Announces 14 Percent Increase in First Quarter Earnings

(INDIANAPOLIS) — First Indiana Corporation today announced earnings of $5.4 million, or $.34 per diluted share, for the quarter ended March 31, 2004. Earnings for the first quarter of the previous year were $4.7 million, or $.30 per diluted share.

Net interest income for the first quarter of 2004 was $17.6 million, compared with $19.5 million for the same period in 2003. The decrease is due to lower loans outstanding and narrowed interest rate spreads. Net interest margin was 3.50 percent for the first quarter of 2004, compared with 3.55 percent for the fourth quarter of 2003 and 3.73 percent for the first quarter of 2003. The net interest margin is consistent with management expectations, based upon the continuing low interest rate environment.

Loans outstanding were $1.76 billion at March 31, 2004, compared with $1.92 billion one year ago. The decrease was partly due to several factors that affected business loans and business loan balances. Said Marni McKinney, vice chairman and chief executive officer, “As previously reported, we have been focused on addressing specific credit issues over the past few quarters. In addition, we have shifted our attention to types of businesses that are less sensitive to economic swings.” Business loans decreased to $499.7 million at March 31, 2004, compared with $588.1 million one year ago. Consumer loans were also down as a result of prepayments and the Corporation’s ongoing strategy to reposition its balance sheet. Consumer loans outstanding were $572.5 million at March 31, 2004, compared with $665.4 million one year ago.

Demand and savings deposits increased despite a sluggish, local economy. This is the result of the Corporation’s ongoing emphasis on relationship building with its business and consumer clients. Demand deposits averaged $404.6 million during the first quarter of 2004, compared with $381.7 million for the first quarter of 2003. Savings deposits averaged $446.9 million during the first quarter of 2004, compared with $436.8 million for the first quarter of 2003.

The provision for loan losses was $3.0 million for the first quarter of 2004, compared with $6.2 million for the first quarter of 2003. Net loan charge-offs for the first quarter of 2004 were $3.2 million, compared with $7.0 million for the fourth quarter of 2003 and $4.2 million for the first quarter of 2003. Net charge-offs for the first quarter of 2004 reflect our continued management of credit matters that were identified last year. Charge-offs on business loans totaled $4.6 million in the first quarter of 2004 and were primarily on previously identified potential problem loans. Additionally, recoveries on business loans in the first quarter totaled $2.6 million. Non-performing assets were $38.5 million at March 31, 2004, compared with $38.9 million at December 31, 2003, and $55.5 million at March 31, 2003.

Non-interest income for the first quarter of 2004 was $14.8 million, compared with $13.9 million for the same period last year, an increase of 6 percent. Contributing to this increase is steady growth of Somerset fees, gain on the sale of consumer loans, FirstTrust fees, and investment product sales commissions. Somerset fees, which are traditionally strong in the first quarter because of the seasonality of year-end audit and tax preparation services, increased 5 percent over the previous year’s first quarter. Gain on the sale of loans was $2.7 million the first quarter of 2004, compared with $2.5 million for the same period in 2003. Originations and sale of consumer loans have been consistent contributors to non-interest income through many interest-rate cycles. The Corporation has recorded gains on the sale of loans in excess of $2 million in 18 of the last 26 quarters.

Trust fees totaled $876,000 for the first quarter of 2004, a 21 percent increase over the first quarter of 2003. This growth was earned on a base of assets under management of $919 million at the end of the first quarter 2004, which represents an increase in assets of 35 percent over the first quarter of 2003. Investment product sales commissions increase to $633,000 for the first quarter of 2004, compared with $348,000 for the first quarter of 2003 as a result of the addition of experienced sales associates and a more favorable product mix.

Non-interest expense was $20.9 million for the first quarter of 2004, compared with $19.8 million for the same period in 2003. A significant portion of the increase resulted from rising employee benefits costs, including pension and health care, and professional fees, including audit and legal.

Additionally, First Indiana Corporation announced today in a separate release the election of Robert H. Warrington as president of First Indiana Corporation and president and chief executive officer of its subsidiary First Indiana Bank. Warrington will join First Indiana June 1, replacing Owen B. Melton, Jr., who has retired.

Ms. McKinney and William J. Brunner, chief financial officer, will host a conference call to discuss first quarter financial results on Wednesday, April 21, at 8:00 a.m. EST (Indianapolis time. Indianapolis is one hour earlier than New York.) To participate, please call (800) 278-9857 and ask for First Indiana First Quarter 2004 earnings. A replay of the call will be available from 10:00 a.m. EST April 21, through midnight, April 28. To hear the replay, call (800) 642-1687 and use conference ID: 6537468.

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 47 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, changes in estimated values of loan servicing rights, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Financial Highlights First Indiana Corporation and Subsidiaries (Dollars in Thousands, Except Per Share Data) (Unaudited)

	For the Three Months Ended March 31
	2004	2003
Net Interest Income	$ 17,626	$ 19,541
Provision for Loan Losses	3,000	6,237
Non-Interest Income	14,798	13,919
Non-Interest Expense	20,905	19,759
Net Earnings	5,406	4,728

Basic Earnings Per Share	$ 0.35	$ 0.30
Diluted Earnings Per Share	0.34	0.30
Dividends Per Share	0.165	0.165

Net Interest Margin	3.50%	3.73%
Efficiency Ratio	64.48	59.05
Annualized Return on Average Assets	1.02	0.86
Annualized Return on Average Equity	10.24	8.53

Average Shares Outstanding	15,596,942	15,573,638
Average Diluted Shares Outstanding	15,837,418	15,711,282

	At March 31
	2004	2003
Assets	$ 2,160,875	$ 2,271,092
Loans	1,759,806	1,920,317
Deposits	1,486,053	1,539,090
Shareholders’ Equity	212,873	222,317

Shareholders’ Equity/Assets	9.85%	9.79%

Shareholders’ Equity Per Share	$ 13.60	$ 14.30
Market Closing Price	20.15	15.80

Shares Outstanding	15,653,777	15,547,111

Condensed Consolidated Balance Sheets First Indiana Corporation and Subsidiaries (Dollars in Thousands) (Unaudited)

	March 31 2004	December 31 2003	March 31 2003
Assets
Cash	$ 48,448	$ 58,590	$ 52,187
Interest-Bearing Due from Banks	35,463	1,715	10,359
Federal Funds Sold	-	-	29,000
Securities Available for Sale	212,220	215,453	156,093
Other Investments	25,248	24,957	23,649
Loans
Business	499,688	515,316	588,086
Consumer	572,546	612,025	665,371
Residential Mortgage	324,709	316,822	306,081
Single-Family Construction	187,381	192,450	206,289
Commercial Real Estate	175,482	178,378	154,490

Total Loans	1,759,806	1,814,991	1,920,317
Allowance for Loan Losses	(53,034)	(53,197)	(48,178)

Net Loans	1,706,772	1,761,794	1,872,139
Premises and Equipment	25,233	25,673	25,798
Accrued Interest Receivable	8,602	9,353	10,286
Loan Servicing Rights	5,716	5,985	8,642
Goodwill	37,042	37,042	36,022
Other Intangible Assets	4,441	4,621	5,173
Other Assets	51,690	47,954	41,744

Total Assets	$ 2,160,875	$ 2,193,137	$ 2,271,092

Liabilities
Non-Interest-Bearing Deposits	$ 261,383	$ 235,811	$ 214,811
Interest-Bearing Deposits
Demand Deposits	176,845	217,353	187,711
Savings Deposits	452,017	400,804	441,080
Certificates of Deposit	595,808	636,004	695,488

Total Interest-Bearing Deposits	1,224,670	1,254,161	1,324,279

Total Deposits	1,486,053	1,489,972	1,539,090
Short-Term Borrowings	123,754	147,074	145,456
Federal Home Loan Bank Advances	250,426	265,488	315,492
Subordinated Notes	46,565	46,534	12,180
Accrued Interest Payable	2,876	2,156	3,156
Advances by Borrowers for Taxes and Insurance	3,070	1,533	3,946
Other Liabilities	35,258	31,486	29,455

Total Liabilities	1,948,002	1,984,243	2,048,775

Shareholders’ Equity
Common Stock	176	175	174
Capital Surplus	48,106	46,595	44,313
Retained Earnings	187,959	185,012	196,232
Accumulated Other Comprehensive Income	1,251	1,756	4,204
Treasury Stock at Cost	(24,619)	(24,644)	(22,606)

Total Shareholders’ Equity	212,873	208,894	222,317

Total Liabilities and Shareholders’ Equity	$ 2,160,875	$ 2,193,137	$ 2,271,092

Condensed Consolidated Statements of Earnings First Indiana Corporation and Subsidiaries (Dollars in Thousands, Except Per Share Data) (Unaudited)

	Three Months Ended March 31
	2004	2003
Interest Income
Interest-Bearing Due from Banks	$ 20	$ 6
Federal Funds Sold	-	3
Securities Available for Sale	2,179	2,043
Dividends on Other Investments	344	338
Loans	23,572	27,758

Total Interest Income	26,115	30,148
Interest Expense
Deposits	5,391	7,391
Short-Term Borrowings	286	387
Federal Home Loan Bank Advances	1,971	2,601
Subordinated Notes	841	228

Total Interest Expense	8,489	10,607

Net Interest Income	17,626	19,541
Provision for Loan Losses	3,000	6,237

Net Interest Income After Provision for Loan Losses	14,626	13,304
Non-Interest Income
Deposit Charges	4,117	4,011
Loan Servicing Income (Expense)	(86)	(97)
Loan Fees	679	589
Trust Fees	876	726
Somerset Fees	4,927	4,699
Investment Product Sales Commissions	633	348
Sale of Loans	2,657	2,473
Sale of Investment Securities	280	7
Other	715	1,163

Total Non-Interest Income	14,798	13,919
Non-Interest Expense
Salaries and Benefits	12,972	12,163
Net Occupancy	1,230	1,149
Equipment	1,621	1,673
Professional Services	1,303	1,089
Marketing	594	617
Telephone, Supplies, and Postage	947	1,044
Other Intangible Asset Amortization	180	184
Other	2,058	1,840

Total Non-Interest Expense	20,905	19,759

Earnings before Income Taxes	8,519	7,464
Income Taxes	3,113	2,736

Net Earnings	$ 5,406	$ 4,728

Basic Earnings Per Share	$ 0.35	$ 0.30

Diluted Earnings Per Share	$ 0.34	$ 0.30

Dividends Per Common Share	$ 0.165	$ 0.165

Net Interest Margin First Indiana Corporation and Subsidiaries (Dollars in Thousands) (Unaudited)

	Three Months Ended
	March 31, 2004			March 31, 2003
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate

Assets
Interest-Bearing Due from Banks	$ 7,779	$ 20	1.05%	$ 1,803	$ 6	1.30%
Federal Funds Sold	-	-	-	728	3	1.71
Securities Available for Sale	214,792	2,179	4.06	162,127	2,043	5.04
Other Investments	25,177	344	5.47	23,509	338	5.76
Loans
Business	500,205	6,175	4.97	566,016	7,231	5.18
Consumer	591,147	9,124	6.18	684,716	11,555	6.76
Residential Mortgage	311,066	3,786	4.87	299,163	4,235	5.66
Single-Family Construction	189,569	2,114	4.49	210,197	2,558	4.93
Commercial Real Estate	178,931	2,373	5.33	152,905	2,179	5.78

Total Loans	1,770,918	23,572	5.34	1,912,997	27,758	5.85

Total Earning Assets	2,018,666	26,115	5.19	2,101,164	30,148	5.77
Other Assets	120,890			135,741

Total Assets	$ 2,139,556			$ 2,236,905

Liabilities and Shareholders’ Equity
Interest-Bearing Deposits
Demand Deposits	$ 182,067	$ 158	0.35%	$ 187,783	$ 290	0.63%
Savings Deposits	446,906	698	0.63	436,807	1,007	0.93
Certificates of Deposit	628,950	4,535	2.90	694,975	6,094	3.56

Total Interest-Bearing Deposits	1,257,923	5,391	1.72	1,319,565	7,391	2.27
Short-Term Borrowings	125,634	286	0.92	135,367	387	1.16
Federal Home Loan Bank Advances	239,230	1,971	3.31	310,354	2,601	3.40
Subordinated Notes	46,552	841	7.23	12,175	228	7.52

Total Interest-Bearing Liabilities	1,669,339	8,489	2.05	1,777,461	10,607	2.42
Non-Interest-Bearing Demand Deposits	222,566			193,946
Other Liabilities	35,318			40,627
Shareholders’ Equity	212,333			224,871

Total Liabilities and Shareholders’ Equity	$ 2,139,556			$ 2,236,905

Net Interest Income/Spread		$ 17,626	3.14%		$ 19,541	3.35%

Net Interest Margin			3.50%			3.73%

Loan Charge-Offs and Recoveries First Indiana Corporation and Subsidiaries (Dollars in Thousands) (Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
Allowance for Loan Losses at Beginning of Period	$ 53,197	$ 44,469
Charge-Offs
Business	4,588	2,747
Consumer	1,401	1,650
Residential Mortgage	-	81
Single-Family Construction	-	283

Total Charge-Offs	5,989	4,761
Recoveries
Business	2,608	311
Consumer	161	186
Single-Family Construction	57	27

Total Recoveries	2,826	524

Net Charge-Offs	3,163	4,237
Provision for Loan Losses	3,000	6,237
Allowance Related to Bank Acquired	-	1,709

Allowance for Loan Losses at End of Period	$ 53,034	$ 48,178

Net Charge-Offs to Average Loans (Annualized)	0.72%	0.90%
Allowance for Loan Losses to Loans at End of Period	3.01	2.51
Allowance for Loan Losses to Non-Performing Loans
at End of Period	153.17	97.97

Non-Performing Assets First Indiana Corporation and Subsidiaries (Dollars in Thousands) (Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Non-Performing Loans
Non-Accrual Loans
Business	$ 9,588	$ 9,483	$ 14,270
Consumer	7,345	7,402	9,637
Residential Mortgage	2,363	2,211	2,045
Single-Family Construction	7,738	7,165	14,127
Commercial Real Estate	4,479	4,743	6,301

Total Non-Accrual Loans	31,513	31,004	46,380

Accruing Loans Past Due 90 Days or More
Business	1,227	1,053	-
Consumer	1,885	2,691	2,796
Single-Family Construction	-	354	-

Total Accruing Loans Past Due 90 Days or More	3,112	4,098	2,796

Total Non-Performing Loans	34,625	35,102	49,176
Other Real Estate Owned and Other Foreclosed Assets	3,923	3,780	6,368

Total Non-Performing Assets	$ 38,548	$ 38,882	$ 55,544

Non-Performing Loans to Loans at End of Period	1.97%	1.93%	2.56%
Non-Performing Assets to Loans and Foreclosed Assets at End of Period	2.19	2.14	2.88